Exhibit 10-1

BB&T	Branch Banking and Trust Company
Commercial Lending
6905 N Wickham Road
Suite 200
Melbourne, FL 32940

November 8, 2011

The Goldfield Corporation

1684 West Hibiscus Blvd

Melbourne, FL 32901

Dear Sirs:

Please accept this correspondence as confirmation of the approval of the following modifications to the loan agreement between The Goldfield Corporation and Branch Banking and Trust Company. These changes will be documented with an addendum to the loan agreement within the next several days.

The changes will take effect as of 9/30/2011 and will be as follows:

A change in the minimum tangible net worth covenant from $13,500,000 to $12,500,000. This change will be effective 9/30/2011.

Commencing March 31, 2012 and annually thereafter, the revised net worth covenant of $12,500,000 will be increased by 50% of the positive net income for the fiscal year as reported on the consolidated financial statements of The Goldfield Corporation included in the company’s 10-K. If the company does not report a positive net income for the year the covenant would be unchanged.

Such adjustments to the tangible net worth covenant will be made on an annual basis based upon the year end financial statements as reported in the 10-K with the effective date for any adjustment being the last day of the first quarter of the following fiscal year.

This adjusted tangible net worth covenant will be tested on a quarterly basis beginning as of 3/31/2012 based upon the financial statements as reported in the company’s SEC filings. The maximum total debt to tangible net worth ratio will be adjusted from 1.50:1 to 1.25:1. This covenant is again to be tested quarterly based upon financial reports included in the company’s SEC filings. This change will go into effect at 9/30/2011.

Such changes will impact the financial covenants for the loan agreements associated with all debts between Branch Banking and Trust Company and The Goldfield Corporation and its subsidiaries. All other provisions in the existing loan agreement will remain the same. Thank you again for banking with BB&T. Please contact me with any questions or concerns.

Sincerely,

/s/ Barry Forbes

Barry Forbes

Senior Vice President

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